Exhibit 10.29

                            THIRD AMENDMENT TO LEASE

      This Third Amendment to Lease (this "Third Amendment") is entered into this 30th day of December, 2002 by and between BRIDGEPOINT PROPERTY TRUST, a Maryland real estate investment trust ("Landlord"), and CONCERO GROUP, L.P., a Texas limited partnership ("Tenant").

                              W I T N E S S E T H:

      WHEREAS, Investors Life Insurance Company of North America ("Original Landlord") and PSW Technologies, Inc. ("Original Tenant") entered into that certain Bridgepoint Lease Agreement dated October 31, 1996, as amended by Amendment to Bridgepoint Lease Agreement, dated September 30, 1997, and that certain Second Amendment to Lease, dated as of July 19, 2002 (as so amended, the "Lease") for certain premises located at 6300 Bridgepoint Parkway, Austin, Texas, as more particularly described in the Lease (the "Premises"); and

      WHEREAS, Tenant succeeded to the interest of Original Tenant under the Lease and Landlord has succeeded to the interest of Original Landlord under the Lease; and

      WHEREAS, Tenant desires to amend the Lease to reduce the Premises, subject to and upon the terms and conditions hereinafter provided, and Landlord is willing to agree to such reduction of the Premises provided Tenant shall pay $150,000.00 to Landlord.

      NOW, THEREFORE, in consideration of payment to Landlord by Tenant in the amount of One Hundred Fifty Thousand Dollars ($150,000.00), the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

      1. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.

      2. Landlord and Tenant agree that effective as of January 2, 2003, the Premises shall be reduced by 4,672 rentable square feet located on the 2nd floor of Building Three and known as Suite 205, and the term Premises as used in the Lease shall thereafter be deemed to exclude Suite 205. Tenant shall vacate Suite 205 on or before January 1, 2003 and surrender the same to Landlord in broom clean condition and free of Tenant's personal property.

      3. The definition of "Premises" set forth in Section 1.01 of the Lease is hereby amended to reflect that for the period commencing January 2, 2003 and expiring July 31, 2007, the Premises shall consist of approximately 11,072 rentable square feet consisting of Suite 100-1 located in One Bridgepoint Square.

      4. Effective as of January 2, 2003, Tenant hereby surrenders its right of possession of the Premises in consideration of Landlord releasing Tenant from its obligations to maintain insurance pursuant to Section 7.02 of the Lease. Notwithstanding the foregoing, if and for so long as Tenant shall provide and give Landlord evidence that it shall carry insurance pursuant to Section 7.02 of the Lease, Tenant's right to possession of the Premises shall be restored and if

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Tenant shall enter into a sublease for all or any portion of the Premises which sublease and subtenant Landlord shall approve, then Tenant's right of possession with respect to the portion of the Premises demised by such sublease shall be reinstated so long as Tenant shall otherwise be in compliance with its obligations under the Lease and the subtenant under such approved sublease shall maintain insurance (with respect to such subtenant and/or the subleased premises, as applicable) as required to be carried by Tenant pursuant to Section
7.02 of the Lease.

      5. The definition of "Base Rent" set forth in Section 3.01 of the Lease is hereby amended to reflect that from and after January 2, 2003, Tenant shall pay Base Rent in accordance with the following schedule:

     Dates            Rent Per Sq. Ft.        Base Rent         Monthly Payment
----------------     ------------------    ---------------     -----------------

1/2/03 - 6/30/03           $11.00            $121,792.00          $10,149.33
7/1/03 -6/30/04            $11.50            $127,328.00          $10,610.67
7/1/04 - 6/30/05           $12.00            $132,864.00          $11,072.00
7/1/05 - 6/30/06           $12.50            $138,400.00          $11,533.33
7/1/06 - 6/30/07           $13.00            $143,936.00          $11,994.67
7/1/07 - 7/31/07           $13.50            $149,472.00          $12,456.00

      6. The definition of "Tenant's Pro Rata Share" set forth in Section 3.02 is hereby amended to reflect that for the period commencing January 2, 2003 and Tenant's Pro Rata Share shall be 13.07% of One Bridgepoint.

      7. Landlord and Tenant agree that from and after January 1, 2003, Tenant shall pay Operating Expenses on a so-called "triple net" basis, and therefore from and after such date the Annual Rent Adjustment shall be the amount equal to Tenant's Pro Rata Share multiplied by the Actual Operating Expenses.

      8. Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Third Amendment other than Don Cox, whose commission shall be paid by Tenant. In the event of any brokerage claims or liens against Landlord or the Property by Don Cox or any other broker predicated upon or arising out of prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim, and to discharge any such lien. Landlord shall be responsible for any commission due to Kucera Company arising out of a lease of Suite 205 to Infoglide Software Corporation.

      9. Tenant acknowledges that the Declaration of Trust of Bridgepoint Property Trust provides, and Tenant agrees, that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent of Landlord (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord.

      10. As amended hereby, the Lease is hereby ratified and confirmed.


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      IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment as of the date above first written.

                                      LANDLORD:

                                      BRIDGEPOINT PROPERTY TRUST


                                      By:  /s/ Jennifer B. Clark
                                         ---------------------------------------
                                           Jennifer B. Clark
                                           Senior Vice President


                                      TENANT:

                                      CONCERO GROUP, L.P.

                                      By: Concero GP, LLC, its general partner


                                      By:  /s/ Keith Thatcher
                                         ---------------------------------------
                                           Keith Thatcher
                                           Treasurer


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